EXHIBIT 16

September 30, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549
USA

Dear Sirs:

We have read Item 4 of Form 8-K/A, dated September 22, 2003, of XML-Global Technologies, Inc. and are in agreement with the statements contained in paragraphs 2 and 3 of Item 4 on page 2 therein. We have no basis to agree or disagree with statements made in paragraph 1 of Item 4 on page 2 with regard to the appointment of Berkovits, Lago & Company, LLP.

Yours truly,

/s/Jim Phillips
Jim Phillips, C.A.
for MORGAN & COMPANY
Vancouver, British Columbia